Biogen Media Contact:                Biogen Investor Contact:
Jason Glashow                     Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS RECORD THIRD QUARTER 2016 REVENUES OF $3.0 BILLION

Third quarter 2016 GAAP diluted EPS rise 13%; Non-GAAP diluted EPS rise 16%

Nusinersen filed with FDA and EMA for spinal muscular atrophy based on positive interim analysis of ENDEAR trial

Phase 3 Alzheimer’s disease candidate aducanumab receives FDA Fast Track designation

Cambridge, Mass., October 26, 2016 -- Biogen Inc. (NASDAQ: BIIB) today reported third quarter 2016 financial results, including:

•	Total revenues of $3.0 billion, a 6% increase versus the same quarter in the prior year.

◦
Growth was driven by a 10% increase in worldwide TECFIDERA® revenues as well as increased revenues from TYSABRI®, ELOCTATE®, ALPROLIX®, and BENEPALI®. Revenues were partially offset by a decrease in worldwide interferon sales.

◦
In the U.S., Biogen estimates that TECFIDERA benefited by approximately $40 million to $50 million versus prior quarter due to inventory build in the channel. Outside the U.S., third quarter 2016 TECFIDERA revenue decreased versus second quarter primarily due to parallel trade dynamics.

◦	Foreign exchange negatively impacted total revenues by approximately $54 million compared with the third quarter of 2015, driven by changes in hedge results.

•	GAAP net income attributable to Biogen Inc. of $1.0 billion, a 7% increase versus the same quarter in the prior year.

•	GAAP diluted earnings per share (EPS) of $4.71, a 13% increase versus the same quarter in the prior year.

•	Non-GAAP net income attributable to Biogen Inc. of $1.1 billion, a 9% increase versus the same quarter in the prior year.

•	Non-GAAP diluted EPS of $5.19, a 16% increase versus the same quarter in the prior year.

(In millions, except per share amounts)	Q3 '16	Q2 '16	Q3 '15	Q3 '16 v. Q2 '16	Q3 '16 v. Q3 '15
Total revenues	$2,956	$2,894	$2,778	2%	6%

GAAP net income*	$1,033	$1,050	$966	(2%)	7%
GAAP diluted EPS	$4.71	$4.79	$4.15	(2%)	13%

Non-GAAP net income*	$1,138	$1,142	$1,042	(0%)	9%
Non-GAAP diluted EPS	$5.19	$5.21	$4.48	(0%)	16%
*Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP quarterly financial results can be found in Table 3 at the end of this release.

“This quarter we saw solid performance from our leading multiple sclerosis business as an increasing number of patients globally are benefiting from our diverse portfolio of therapies,” said Chief Executive Officer George A. Scangos, Ph.D. “We are also excited to be offering patients a new treatment option with the introduction of ZINBRYTATM, a new therapy for multiple sclerosis. In our biosimilars business, we are pleased to have launched two new treatments in Europe: FLIXABI®, a biosimilar of infliximab, and BENEPALI®, a biosimilar of etanercept.”

“We also made significant progress in several important pipeline programs,” Dr. Scangos continued. “We completed the rolling submission of a New Drug Application to the FDA for nusinersen within two months of receiving the positive interim results from the ENDEAR study - Biogen’s fastest filing time in our 38 year history. Earlier this month, we also filed a Marketing Authorization Application with the European Medicines Agency. If approved, nusinersen would be the first treatment for patients with spinal muscular atrophy, a leading genetic cause of death in infants. In addition, we believe aducanumab, our Phase 3 candidate for early Alzheimer’s disease, continues to show promise, and we are encouraged by both the growing body of data from the Phase 1b PRIME study as well as the Fast Track designation it recently received from the FDA.”

Revenue Highlights

(In millions)	Q3 '16	Q2 '16	Q3 '15	Q3 '16 v. Q2 '16	Q3 '16 v. Q3 '15
Multiple Sclerosis:
TECFIDERA	$1,034	$987	$937	5%	10%
Total Interferon	$708	$728	$785	(3%)	(10%)
AVONEX	$580	$606	$685	(4%)	(15%)
PLEGRIDY	$128	$123	$100	4%	28%
TYSABRI	$515	$497	$480	4%	7%
FAMPYRA	$21	$22	$21	(3%)	(0%)
ZINBRYTA	$2	$—	$—	NMF	NMF

Hemophilia:
ELOCTATE	$132	$125	$91	6%	46%
ALPROLIX	$85	$80	$66	6%	30%

Other Product Revenues:
FUMADERM	$11	$12	$12	(4%)	(9%)
Biosimilars	$31	$15	$—	101%	NMF

Total Product Revenues:	$2,540	$2,466	$2,392	3%	6%

Anti-CD20 Revenues	$318	$349	$337	(9%)	(6%)
Other Revenues	$99	$79	$49	25%	101%

Total Revenues	$2,956	$2,894	$2,778	2%	6%
Note: Numbers may not foot due to rounding.

Expense Highlights

(In millions)	Q3 '16	Q2 '16	Q3 '15	Q3 '16 v. Q2 '16	Q3 '16 v. Q3 '15
GAAP cost of sales	$417	$370	$310	(13%)	(34%)
Non-GAAP cost of sales	$396	$354	$310	(12%)	(28%)

GAAP R&D	$529	$473	$520	(12%)	(2%)
Non-GAAP R&D	$529	$473	$520	(12%)	(2%)

GAAP SG&A	$463	$492	$478	6%	2%
Non-GAAP SG&A	$461	$489	$478	6%	4%
Note: Percent changes represented as favorable & (unfavorable)

•	Cost of sales for the third quarter of 2016 was negatively impacted by approximately $25 million due to a mid-single digit royalty on US sales of AVONEX and PLEGRIDY.

•
R&D expense for the third quarter of 2016 includes a $75 million payment to Ionis Pharmaceuticals in connection with Biogen’s exercise of its opt-in right to develop and commercialize nusinersen globally.

•
During the third quarter of 2016, Biogen recognized $13 million in restructuring charges primarily related to organizational changes associated with the anticipated spin-off of Bioverativ, as well as additional cost saving measures.

Other Financial Highlights

•	For the third quarter of 2016, the Company’s weighted average diluted shares were 219 million.

•	As of September 30, 2016, Biogen had cash, cash equivalents and marketable securities totaling approximately $7.4 billion, and $6.5 billion in notes payable and other financing arrangements.

•	During the third quarter of 2016, Biogen repurchased 1.1 million shares of the Company’s common stock for a total value of $349 million.

Recent Events

•
In October 2016, Biogen and Ionis Pharmaceuticals presented new data from the clinical program for nusinersen, an investigational treatment for spinal muscular atrophy (SMA), at the 2016 World Muscle Society Congress in Granada, Spain. Initial data from the Phase 3 ENDEAR study in infantile-onset (consistent with Type 1) SMA demonstrated a favorable safety profile, and analysis of the ongoing Phase 2 open-label NURTURE study demonstrated a beneficial effect in infants prior to the onset of symptoms. These presentations followed the announcement in August 2016 that nusinersen met the primary endpoint pre-specified for the interim analysis of ENDEAR, which showed that infants receiving nusinersen experienced a statistically significant improvement in the achievement of motor milestones compared with those who did not receive treatment.

•
In October 2016, Biogen filed a Marketing Authorization Application with the European Medicines Agency, which had already granted Accelerated Assessment status to nusinersen. Earlier in September 2016, Biogen completed the rolling submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the approval of nusinersen. Biogen has also applied for Priority Review which, if granted, would shorten the review period of nusinersen following the FDA’s acceptance of the NDA.

•
In September 2016, Biogen presented updated clinical findings from its broad portfolio of multiple sclerosis (MS) therapies at the 32nd congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in London. Presentations included real-world data and new clinical evidence demonstrating that TECFIDERA consistently delivers strong, sustained efficacy in relapsing-remitting MS while affirming its well-characterized safety profile. Also presented were a new analysis from the pivotal DECIDE study that further supports the positive impact of ZINBRYTA on “no evidence of disease activity” (NEDA) and detailed results evaluating opicinumab (anti-LINGO-1) in people with relapsing forms of MS from the Phase 2 SYNERGY study.

•
In September 2016, Biogen announced that aducanumab, an investigational treatment for early Alzheimer’s disease, was granted Fast Track designation by the FDA. Biogen also announced that in a recently completed interim analysis from PRIME, the ongoing Phase 1b study of aducanumab in early Alzheimer’s disease, efficacy and safety data were consistent with results previously reported. These data support the design of the ongoing Phase 3 ENGAGE and EMERGE studies, and Biogen plans to share detailed information about these results at the upcoming Clinical Trials on Alzheimer's Disease (CTAD) conference in San Diego on December 9, 2016.

•
In August 2016, results from pre-clinical research and the Phase 1b PRIME study for aducanumab in early Alzheimer’s disease were published in Nature. The full manuscript titled “The Antibody Aducanumab Reduces Aâ Plaques in Alzheimer’s Disease” can be found in the September 1, 2016 issue of Nature http://www.nature.com/nature/journal/v537/n7618/full/nature19323.html.

•
In August 2016, Biogen announced that Bioverativ will be the name of the independent, publicly-traded global biotechnology company that it expects to spin off in early 2017. Bioverativ will be focused on the discovery, development and commercialization of treatments for hemophilia and other blood disorders. Following completion of the spin-off, Bioverativ plans to trade under the symbol “BIVV” on the NASDAQ Stock Market.

•	Biogen has discontinued development of amiselimod (MT-1303).

Conference Call and Webcast
The Company's earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. EDT on October 26, 2016, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological, autoimmune, and rare diseases. Founded in 1978, Biogen is one of the world’s oldest independent biotechnology companies and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For more information, please visit www.biogen.com. Follow us on Twitter.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s commercial business; pipeline programs; clinical trials; anticipated data readouts and presentations; regulatory filings and the timing thereof; reimbursement decisions; and the timing of the anticipated spin-off and launch of Bioverativ. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products or product liability claims; failure to protect and enforce our data, intellectual property and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing or acquiring other product candidates or additional indications for existing products; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies or may fail to approve or may delay approval of our drug candidates; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks relating to management and key personnel changes, including attracting and retaining key personnel; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to the proposed spin-off of our hemophilia business, including risks of completion and ability to achieve some or all of the anticipated benefits; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; fluctuations in our effective tax rate; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Product, net	$2,539.6	$2,391.7	$7,315.0	$6,762.6
Revenues from anti-CD20 therapeutic programs	317.6	337.2	996.3	1,005.3
Other	98.6	49.0	265.5	156.6
Total revenues	2,955.8	2,777.9	8,576.8	7,924.5
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	416.9	310.0	1,100.2	908.6
Research and development	529.0	519.9	1,439.4	1,471.1
Selling, general and administrative	462.7	477.8	1,452.4	1,530.1
Amortization of acquired intangible assets	99.7	98.1	281.4	286.0
Restructuring charges	11.6	—	21.3	—
(Gain) loss on fair value remeasurement of contingent consideration	5.9	0.2	18.8	5.9
Collaboration profit (loss) sharing	4.7	—	(0.9)	—
Total cost and expenses	1,530.5	1,406.0	4,312.6	4,201.7
Income from operations	1,425.3	1,371.8	4,264.2	3,722.8
Other income (expense), net	(58.1)	(15.4)	(169.4)	(41.3)
Income before income tax expense and equity in loss of investee, net of tax	1,367.2	1,356.4	4,094.8	3,681.5
Income tax expense	337.0	330.1	1,047.0	904.5
Equity in loss of investee, net of tax	—	6.8	—	12.5
Net income	1,030.2	1,019.5	3,047.8	2,764.5
Net income (loss) attributable to noncontrolling interests, net of tax	(2.7)	53.9	(5.8)	49.1
Net income attributable to Biogen Inc.	$1,032.9	$965.6	$3,053.6	$2,715.4

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$4.72	$4.16	$13.95	$11.60
Diluted earnings per share attributable to Biogen Inc.	$4.71	$4.15	$13.92	$11.57

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	218.9	232.2	219.0	234.1
Diluted earnings per share attributable to Biogen Inc.	219.4	232.6	219.4	234.7

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of September 30, 2016	As of December 31, 2015
ASSETS
Cash, cash equivalents and marketable securities	$4,316.0	$3,428.5
Accounts receivable, net	1,467.8	1,227.0
Inventory	1,009.7	893.4
Other current assets	1,298.3	1,151.4
Total current assets	8,091.8	6,700.3
Marketable securities	3,096.9	2,760.4
Property, plant and equipment, net	2,387.0	2,187.6
Intangible assets, net	3,869.9	4,085.1
Goodwill	3,419.7	2,663.8
Investments and other assets	1,239.6	1,107.6
TOTAL ASSETS	$22,104.9	$19,504.8

LIABILITIES AND EQUITY
Current liabilities	$2,499.7	$2,577.7
Long-term notes payable and other financing arrangements	6,529.6	6,521.5
Other long-term liabilities	960.8	1,030.7
Equity	12,114.8	9,374.9
TOTAL LIABILITIES AND EQUITY	$22,104.9	$19,504.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(unaudited, in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
GAAP earnings per share - Diluted	$4.71	$4.79	$4.15
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	0.48	0.42	0.33
Non-GAAP earnings per share - Diluted	$5.19	$5.21	$4.48

	For the Nine Months Ended
	September 30, 2016	September 30, 2015
GAAP earnings per share - Diluted	$13.92	$11.57
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	1.26	0.95
Non-GAAP earnings per share - Diluted	$15.18	$12.52

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
GAAP net income attributable to Biogen Inc.	$1,032.9	$1,049.8	$965.6
Adjustments:
Amortization of acquired intangible assets	96.7	89.6	94.0
(Gain) loss on fair value remeasurement of contingent consideration	5.9	10.6	0.2
Hemophilia business separation costs	1.8	3.7	—
Restructuring, business transformation and other cost saving initiatives:
2015 restructuring charges	(1.6)	—	—
2016 restructuring charges	13.2	—	—
Cambridge manufacturing facility rationalization costs[1]	21.2	15.8	—
Income tax effect related to reconciling items	(32.4)	(27.1)	(17.7)
Non-GAAP net income attributable to Biogen Inc.	$1,137.7	$1,142.4	$1,042.2

	For the Nine Months Ended
	September 30, 2016	September 30, 2015
GAAP net income attributable to Biogen Inc.	$3,053.6	$2,715.4
Adjustments:
Amortization of acquired intangible assets	272.0	273.3
(Gain) loss on fair value remeasurement of contingent consideration	18.8	5.9
Hemophilia business separation costs	5.5	—
Restructuring, business transformation and other cost saving initiatives:
2015 restructuring charges	8.1	—
2016 restructuring charges	13.2	—
Cambridge manufacturing facility rationalization costs[1]	37.0	—
Income tax effect related to reconciling items	(78.7)	(57.4)
Non-GAAP net income attributable to Biogen Inc.	$3,329.5	$2,937.2

1Cambridge manufacturing facility rationalization costs reflect $15.7 million and $31.5 million of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income for the three and nine months ended September 30, 2016, respectively. Cambridge manufacturing facility rationalization costs for the three and nine months ended September 30, 2016 also includes a charge of $5.5 million for the write-down of excess inventory.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the proposed separation of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to the changes in anticipated usage, and other costs that management believes do not have a direct correlation to our on-going or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(unaudited, in millions)

	For the Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$845.1	$188.6	$1,033.7	$780.3	$206.2	$986.5	$754.2	$183.2	$937.4
Interferon*	505.7	202.6	708.3	519.0	209.3	728.3	537.7	247.1	784.8
TYSABRI	301.1	214.4	515.5	304.9	192.5	497.4	283.9	195.8	479.7
FAMPYRA	—	21.1	21.1	—	21.6	21.6	—	21.0	21.0
ZINBRYTA	—	1.9	1.9	—	—	—	—	—	—
Hemophilia:
ELOCTATE	110.0	21.8	131.8	110.3	14.4	124.7	87.0	3.6	90.6
ALPROLIX	66.7	18.5	85.2	63.0	17.3	80.3	58.7	7.0	65.7
Other product revenues:
FUMADERM	—	11.3	11.3	—	11.8	11.8	—	12.5	12.5
BENEPALI	—	30.7	30.7	—	15.4	15.4	—	—	—
FLIXABI	—	0.1	0.1	—	—	—	—	—	—
Total product revenues	$1,828.6	$711.0	$2,539.6	$1,777.5	$688.5	$2,466.0	$1,721.5	$670.2	$2,391.7

	For the Nine Months Ended
	September 30, 2016			September 30, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$2,369.7	$596.4	$2,966.1	$2,123.1	$522.5	$2,645.6
Interferon*	1,492.2	614.8	2,107.0	1,511.0	718.0	2,229.0
TYSABRI	894.2	595.7	1,489.9	825.3	580.1	1,405.4
FAMPYRA	—	62.9	62.9	—	62.1	62.1
ZINBRYTA	—	1.9	1.9	—	—	—
Hemophilia:
ELOCTATE	319.0	45.2	364.2	212.4	6.1	218.5
ALPROLIX	194.3	46.2	240.5	148.9	14.3	163.2
Other product revenues:
FUMADERM	—	34.5	34.5	—	38.8	38.8
BENEPALI	—	47.9	47.9	—	—	—
FLIXABI	—	0.1	0.1	—	—	—
Total product revenues	$5,269.4	$2,045.6	$7,315.0	$4,820.6	$1,942.0	$6,762.6
*Interferon includes AVONEX and PLEGRIDY